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                                                                   EXHIBIT 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 26, 2002, except for Note 19 as to which the date is August 30, 2002, relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Kennametal Inc., which is incorporated by reference in Kennametal Inc.'s Annual Report on Form 10-K for the year ended June 30, 2002. We also consent to the incorporation by reference of our report dated July 26, 2002, except for Note 19 as to which the date is August 30, 2002, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


/s/ Pricewaterhouse Coopers LLP
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Pittsburgh, Pennsylvania
October 29, 2002